Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000
For Immediate Release
CONTACT:	Investor Relations:
Cara O’Brien/Athan Dounis
Media Relations:
Stephanie Sampiere
FD Morgen-Walke
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

FIRST QUARTER RESULTS

~Company Achieves Record Quarterly Gross Margin~

~ First Quarter Diluted EPS Increases 19% to $0.44~

Minneapolis, MN, June 24, 2003—Christopher & Banks Corporation (NYSE: CBK) today reported results for the first quarter ended May 31, 2003.

                For the quarter, net sales increased 20% to $93.4 million from $77.8 million last year, while same-store sales declined 1%.  Net income grew to a record $11.1 million, or $0.44 per diluted share, compared to net income of $9.8 million, or $0.37 per diluted share, for the quarter ended June 1, 2002.

                The Company opened 34 new stores in the first quarter, bringing the total number of stores as of May 31, 2003 to 472 compared to 391 stores as of June 1, 2002.  In early June 2003, the Company opened 10 additional stores and remains on track to open a total of 100 new stores for the fiscal year.

                Bill Prange, Chairman and Chief Executive Officer, commented, “We are pleased with our strong first quarter earnings growth in a very difficult retail environment.  Merchandise margins were robust throughout the quarter enabling us to post a record 46.4% gross margin, the highest quarterly gross margin percentage in the Company’s history.”

~more~

Company Outlook

The Company is encouraged by its month-to-date sales performance.  Based on current trends, the Company anticipates June same-store sales will increase 1% to 2%.  In June 2002, the Company achieved a very strong 13% increase in same-store sales.  For the second, third and fourth quarters, the Company currently anticipates low single digit increases in same-store sales.

With respect to earnings, the Company continues to expect modest improvement over last year in second quarter diluted earnings per share.  In the second half of the year, the Company continues to anticipate an increase in diluted earnings per share in excess of 20% from last year, with the fourth quarter showing a stronger percentage increase than the third quarter.

Mr. Prange concluded, “As we move forward, we expect the retail climate will continue to be very challenging.  However, given our healthy financial position, aggressive new store growth and the strength and appeal of our brands, we believe we are well positioned to benefit from any improvement in economic conditions.”

The Company will discuss its first quarter results in a conference call scheduled for today, June 24, 2003, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 482 stores in 41 states, located primarily in the northern half of the United States.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables to Follow

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED MAY 31, 2003 AND JUNE 1, 2002

(in thousands, except per-share data)

	Quarter Ended
	May 31, 2003	June 1, 2002
	(Unaudited)

Net sales	$93,373	$77,756

Merchandise, buying and occupancy	50,091	41,960

Gross profit	43,282	35,796

Selling, general and administrative	22,698	17,908

Depreciation and amortization	2,650	2,142

Operating income	17,934	15,746

Interest income, net	216	153

Income before income taxes	18,150	15,899

Income tax provision	7,006	6,121

Net income	$11,144	$9,778

Basic earnings per share:
Net income	$0.45	$0.38

Basic shares outstanding	24,819	25,404

Diluted earnings per share:
Net income	$0.44	$0.37

Diluted shares outstanding	25,355	26,633

~more~

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	May 31, 2003	March 1, 2003	June 1, 2002
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,178	$8,279	$26,282
Short-term investments	49,834	55,812	14,906
Merchandise inventories	25,970	24,134	19,085
Other current assets	7,353	8,665	9,283
Total current assets	105,335	96,890	69,556

Property, equipment and improvements, net	71,945	69,164	60,440

Other assets:
Long-term investments	—	—	10,000
Other	70	303	1,939
Total other assets	70	303	11,939

Total assets	$177,350	$166,357	$141,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,825	$4,717	$1,465
Accrued liabilities	13,249	13,532	10,641
Income taxes payable	4,799	—	2,501
Total current liabilities	21,873	18,249	14,607

Other liabilities	4,681	4,808	2,554

Stockholders’ equity:
Common stock	277	277	274
Additional paid-in capital	52,704	52,372	49,252
Retained earnings	118,089	106,945	78,248
Common stock held in treasury	(20,274)	(16,294)	(3,000)
Total stockholders’ equity	150,796	143,300	124,774

Total liabilities and stockholders’ equity	$177,350	$166,357	$141,935

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